Exhibit 99.1
F.N.B. Corporation Holds Annual Reorganizational Meeting of the Board
Elects William B. Campbell as Chairman
Hermitage, PA – June 17, 2009 – F.N.B. Corporation (NYSE: FNB), today announced William B. Campbell as Chairman of F.N.B. Corporation at its annual reorganizational meeting of the board. Campbell will succeed Stephen J. Gurgovits who serves as President and CEO of F.N.B. Corporation and its largest affiliate, First National Bank of Pennsylvania.
Campbell formerly served as Lead Director for F.N.B. Corporation and actively serves on the Executive Committee, Nominating & Corporate Governance Committee, and Succession Committee. He also serves on First National Bank’s Loan Committee and is Chairman of the Building Committee. Campbell, a native of West Middlesex, PA, has been active on the board of F.N.B. Corporation since 1975 and the board of First National Bank of Pennsylvania since 1973. He brings a wealth of business and community influence, knowledge of the marketplace and experience.
As previously announced, a new Chairman for the Corporation was appointed so that Gurgovits is able to focus on his corporate responsibilities as President and CEO while simultaneously conforming to F.N.B. Corporation’s corporate governance guidelines.
“Bill is one of our longest serving and most dedicated directors,” stated Gurgovits. “He has served F.N.B. with extraordinary commitment, passion and vision for more than 36 years—and I am delighted that he will continue to be involved as our Chairman.”
About F.N.B. Corporation
F.N.B. Corporation, headquartered in Hermitage, PA, is a diversified financial services company with total assets of $8.5 billion as of March 31, 2009. F.N.B. Corporation is a leading provider of commercial and retail banking, leasing, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania and Ohio, where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, Regency Finance Company and Bank Capital Services. It also operates consumer finance offices in Tennessee and loan production offices in Pennsylvania, Tennessee and Florida. Investor information is available on F.N.B. Corporation’s Web site at www.fnbcorporation.com.
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Analyst/Institutional Investor Contact:
Frank Milano 203-682-8343
frank.milano@icrinc.com
Media Contact:
Jennifer Reel 724-983-4856
724-699-6389 (cell)
reel@fnb-corp.com